Exhibit 10.10
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           Employment Letter with Victoria Desidero dated May 21, 2004


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                                                                  [Logo omitted]
                                                                       Netfabric
                                                                 67 Federal Road
                                                           Building A, Suite 300
                                                                      Brookfield
                                                                        CT 06804

                                                                    May 21, 2004

Victoria Desidero
109 Vails Lake Shore Drive
Brewster, NY 10509

Dear Victoria,

Thank you for the interest you have shown in Netfabric. I am pleased to offer to you the position of VP of Marketing at the company. Your compensation for your exclusive full-time work with the company will be an annual salary of $110,000, payable semi-monthly in arrears, plus participation in the company's stock option that will result in a grant to you, subject to vesting, of no less than one per cent of the currently outstanding shares of the company. Our stock option plan is still being finalized, but it contemplates the establishment of a compensation committee that will oversee the plan. A copy of the plan will be forwarded to you when it is completed. Initially, you will have 12 days of paid vacation (accrued at the rate of 1 day per month) in addition to public holidays. Until the company institutes a more formal healthcare plan offering for employees, we are prepared to reimburse you up to $1000 per month toward your healthcare coverage.

As a condition of your employment, we may require you to execute additional agreements with respect to your employment with the company, including agreements with respect to the confidential information, trade secrets and intellectual property of the company, which you agree are solely company property, and will keep strictly confidential at all times.


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Victoria you join the company at an exciting time. We believe the company is in a position to capitalize on the rapidly growing Voice over IP (VoIP) market place and are confident that your contributions to the company will be substantial.

I would appreciate your response to this offer by Friday, May 28.


Yours truly,



Jeff Robinson
President